Exhibit 10.6

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

2023 PREPAYMENT AGREEMENT

THIS PREPAYMENT AGREEMENT, is entered into as of February 25, 2023 (this “Agreement”), by and between Globalstar, Inc., a Delaware corporation with its principal place of business at 1351 Holiday Square Blvd., Covington, Louisiana 70433, United States (“Supplier”) and [*] with an address at [*].

[*]

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.Definitions.
Certain capitalized terms have the meaning set forth of Schedule 1. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the KTA.

2.Prepayment.
(a) [*] Supplier may request a Prepayment [*] provided further that, the aggregate amount of all Scheduled Payments does not exceed Two Hundred Fifty Two Million United States Dollar (USD$252,000,000.00) and the annual amounts of Scheduled Payments do not exceed the amounts in Schedule 3.
(b)[*]
(c)[*]
(d)[*]

3.Covenants. Supplier shall:
(a)every calendar quarter, provide to [*] a duly completed Compliance Certificate substantially in the form of Schedule 2 attaching Supplier’s financial statements, calculations of all financial ratios included in Trigger Events hereunder, and stating that no Trigger Event or event which with the passing of time or giving of notice would become a Trigger Event, or both, exists, or if any such Trigger Event does exist, specifying the nature and extent thereof and what action Supplier proposes to take with respect thereto;

(b)[*];

(c)obtain all necessary authorizations to enter into this Agreement;

obtain an agreement by Thermo Funding II, LLC pursuant to which Thermo Funding will guaranty certain obligations of Supplier provided that Thermo Funding has obtained the required approval of Globalstar’s board of directors, Strategic Review Committee, and certain shareholders;

(d)promptly notify [*] of each Trigger Event (as defined below) and each event which, with the passing of time or giving of notice, or both, would constitute a Trigger Event; and

(e)to the extent Cash Balance drops below Minimum Cash for any quarter end period, shall not make any capital expenditures or pay operating expenses not approved by [*] on a rolling monthly basis, until such deficiency has been cured.

4.Remedies.

(a)    Upon the occurrence and during the continuance of any Trigger Event, [*] may, at its election:

(i)exercise any and all of [*]’s rights under the Security Agreement;

(ii)from time to time and if the LC has been issued, draw upon the LC in part or whole and credit the proceeds of the amount so drawn to the obligations of Supplier then due and payable hereunder and under the Supply Agreements;

(iii)demand repayment in full of the Prepayment Balance, in which case Supplier shall promptly, but in any event within ten (10) Business Days, pay [*] the Prepayment Balance in United States dollars in immediately available funds; provided, however, that if the Trigger Event is that the Supplier or a Supplier Affiliate has commenced an Insolvency Proceeding, no demand is required and the Prepayment Balance becomes immediately due and payable; and

(iv)from time to time until the Prepayment has been recouped in full, set off and recoup any amount or other obligation (contingent or otherwise) that [*] or any [*] Affiliate owes Supplier or any Supplier Affiliate against any amount due pursuant to any [*] agreement or any other obligation payable by Supplier or any Supplier Affiliate to [*] or any [*] Affiliate, regardless of whether such obligation arose out of or relates to this Agreement or the Supply Agreements and regardless of the place of payment or currency of either obligation. If either obligation is unliquidated or unascertained, [*] may set off an amount estimated by it in good faith to be the amount of that obligation. Supplier will cause the Supplier Affiliates to execute and deliver such further agreements and instruments as may be required to ensure that the remedies set forth in this Section 4(a)(iv) are fully enforceable.

(b)    The rights described in this Section 4 are in addition to any other rights and remedies available under this Agreement, the Supply Agreements or applicable law or equity.

(c)    After any Trigger Event, [*] shall be entitled to interest on the Prepayment Balance of 12% from the date of the Trigger Event until [*] has been repaid in full or the Trigger Event cured.

5.Mandatory Additional Recoupments
To the extent that there are outstanding Prepayment amounts, [*] shall be due additional recoupments, to be taken as an offset to accounts payable to Supplier or Supplier Affiliate or immediately paid in cash, at [*]’s election, equal to:
(a) One hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event and other extraordinary recoveries by Supplier or any Supplier Affiliate.
(b)Twice per calendar year during the Recoupment Period while the Prepayment is outstanding, on December 31st and June 30th of each applicable year, fifty percent (50%) of all Excess Cash during the previous six months.
(c)One hundred percent (100%) of the aggregate Net Cash Proceeds from any disposition of assets by Supplier or any Supplier Affiliate above $50,000 per disposition or above $200,000 per year.
(d)One hundred percent (100%) of any equity or debt issuance proceeds above the amount required to meet Supplier’s obligation in the Supply Agreements to fund the remaining 50% of P2 Capex as of the date of issuance or otherwise to maintain Minimum Cash as specified herein (excluding, for clarity, the proceeds of the refinancing of the Existing Debt).
6.Miscellaneous.
(a)THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THE AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THE AGREEMENT IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THEM, WHICH SUPERSEDES ALL PROPOSALS AND PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF, EXCLUDING ANY NONDISCLOSURE AGREEMENTS, THE KTA, AND THE SUPPLY AGREEMENT.

(b)No provision of this Agreement shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Supplier and [*] each acknowledges that it has been advised by its counsel in the preparation, negotiation and execution of this Agreement.
(c)Notwithstanding any provision to the contrary contained herein or in the Supply Agreement, to the extent the obligations of Supplier shall be adjudicated to be invalid or unenforceable for any reason then the obligations of Supplier hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States).
(d)All references to “$” are to the legal tender of the United States of America.
(e)No amendment or waiver of any provision of this Agreement, and no consent to any departure by Supplier herefrom, shall be effective unless in writing signed by authorized representatives of [*] and Supplier, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(f)This Agreement and all obligations of the parties hereunder shall be binding upon their successors, and the rights and remedies of the parties hereunder shall inure to the benefit of the parties, and their successors and assigns. Neither party may assign this Agreement without the written consent of the other party and an agreement by the assignee to be bound by the terms of this Agreement as if it were named originally a party hereto and any purported assignment contrary to this Agreement shall be null and void. Supplier hereby consents to the assignment of this Agreement to one or more [*] Affiliates; provided, that no such assignment shall relieve [*] of its obligations under this Agreement if such assignee(s) do not perform such obligations.
(g)Any notice or demand desired or required to be given hereunder shall be in writing and in English and deemed given when personally delivered, sent by electronic mail, received by overnight courier or received in the mail, postage prepaid, sent certified or registered, return receipt requested.
(h)If a court of competent jurisdiction finds any provision of this Agreement unlawful or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.
(i)If any lawsuit or other action or proceeding relating to this Agreement is brought by either party hereto against the other party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
(j)The provision of Section 2 of Attachment 2 to the KTA, titled Dispute Resolution, Jurisdiction and Venue (Generally), shall apply to this Agreement and the rights and obligations of the parties to this Agreement as if set forth fully herein. The words “will” and “shall” are used in a mandatory, not a permissive, sense, and the words “include” and “including” are intended to be exemplary, not exhaustive, and will be deemed followed by “without limitation”.
(k)This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereof and hereto were upon the same instrument. The delivery of an executed signature page by facsimile or similar electronic means (including .PDF file) shall have the same effect as the delivery of an original.
(l)Captions, headings and the table of contents in this Agreement are for convenience only, and are not to be deemed part of this Agreement.
(m)In the event of a conflict between the terms of the KTA and this Agreement, the terms of this Agreement will prevail to the extent of such conflict.
(n)Supplier represents and warrants that it has the full power and right to enter into this Agreement and that this Agreement and performance hereunder will not cause Supplier to breach any other written agreements to which it is a party.

(o)For clarity, the Prepayment Balance may be repaid in whole or in part by Supplier at any time, and upon repayment in full of the Prepayment Balance hereunder, this Agreement and all obligations hereunder shall terminate on the date that is 91 days after repayment in full of the Prepayment so long as Supplier or any of its Affiliates has not commenced an Insolvency Proceeding by that date.  If Supplier or any of its Affiliates have commenced an Insolvency Proceeding all of [*]’s rights and remedies will remain in place.

IN WITNESS WHEREOF, each of Supplier and [*] has caused this Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

GLOBALSTAR, INC.

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[*]

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